Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-192102) and Form S-8 (File No. 333-156054) of Bio-Path Holdings, Inc. of our report dated March 31, 2014 relating to the financial statements as of and for the period ending December 31, 2013, which appears in this Form 10-K.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah
March 31, 2014